Exhibit 99.1

Arrow Electronics Names Gail E. Hamilton to its Board of Directors

MELVILLE, N.Y.--(BUSINESS WIRE)--Arrow Electronics, Inc. (NYSE: ARW) announced that Gail E. Hamilton, former executive vice president of Symantec, has been elected to the company’s board of directors. This addition, together with the election of Michael J. Long announced earlier today, will bring the total number of directors on the board to 12.

“I am delighted to have Gail join our board. She brings over 20 years of experience growing technology and services businesses in the enterprise market. I know Arrow will benefit from her proven track record of creating value for customers in this industry,” said William E. Mitchell, chairman and chief executive officer of Arrow Electronics.

Hamilton formerly served as executive vice president of global services and support for Symantec, a global leader in infrastructure software. Prior to that, she was executive vice president of Symantec’s product delivery, and also served as senior vice president of the company’s Enterprise Solutions Division.

Before joining Symantec, Hamilton held leadership positions at Compaq and Microtec Research after spending 16 years at Hewlett-Packard in positions of increasing responsibility.

Hamilton serves on the boards of Open Text Corp. Ixia, and Surgient, Inc., and was a board member of Washington Group International before its sale to URS Corporation. She holds a master of science in electrical engineering from Stanford and a bachelor of science in electrical engineering and computer science from the University of Colorado.

About Arrow Electronics

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Headquartered in Melville, New York, Arrow serves as a supply channel partner for approximately 700 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 300 locations in 50 countries and territories.

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Arrow Electronics, Inc.
Sabrina N. Weaver, 631-847-5359
Director, Investor Relations
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Paul J. Reilly, 631-847-1872
Senior Vice President & Chief Financial Officer
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Jacqueline F. Strayer, 631-847-2101 (Media)
Vice President, Corporate Communications